Seer Appoints Isaac Ro to its Board of Directors

REDWOOD CITY, Calif., Sept. 2, 2025 -- Seer, Inc. (Nasdaq: SEER), the pioneer and trusted partner for deep, unbiased proteomic insights, today announced it has appointed Isaac Ro to serve on its Board of Directors.

“We are excited to welcome Isaac to our board,” said Omid Farokhzad, Chair and CEO of Seer. “Isaac brings a rare combination of financial leadership and deep sector experience across life science tools, diagnostics, and the broader healthcare ecosystem. His proven track record of guiding companies through transformative growth will be invaluable as we continue to execute on key milestones and accelerate the impact of our platform.”

“I’m looking forward to working with the Seer team as they push the boundaries of deep, unbiased proteomics,” said Isaac Ro. “Seer has built an impressive innovation engine with significant runway ahead as they begin to unlock the full potential of their platform. I’m excited to support their efforts to deepen our understanding of the proteome and expand our understanding of human health.”

Mr. Ro is a Partner at Catalio Capital Management, where he has led multiple venture and private credit investments in breakthrough life science companies. He currently serves on the boards of PinkDx and PrognomiQ. Previously, he was Executive Chairman of Haystack Oncology, where he led the company through its successful acquisition by Quest Diagnostics in 2023. Prior to Catalio, Mr. Ro served as Chief Financial Officer of Sema4 (NASDAQ: WGS), where he guided the company through its public listing in 2021 and the acquisition of GeneDx. He also held the role of Chief Financial Officer of Thrive Earlier Detection, where he led the company’s launch and subsequent sale to Exact Sciences in 2020. Prior to Thrive, Mr. Ro led the U.S. Medical Technology and Life Science Tools equity research teams at Goldman Sachs from 2010 to 2019, and held a similar role at Leerink Partners prior to that. Mr. Ro earned his B.A. in History and was Pre-Med at Middlebury College.

About Seer

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics—delivering insights with scale, speed, precision, and reproducibility. Seer’s Proteograph Product Suite uniquely integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables, and advanced analytical software to solve challenges conventional methods have failed to overcome. Traditional proteomic technologies have struggled with inconsistent data, limited throughput, and prohibitive complexity, but Seer’s robust and scalable workflow consistently reveals biological insights that others cannot. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information about Seer’s differentiated approach and ongoing leadership in proteomics, visit www.seer.bio.

Investor Inquiries:
Carrie Mendivil
investor@seer.bio

Media Contact:
Consort Partners
pr@seer.bio